EXHIBIT 10.2

EXECUTION COPY

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

ALTRIA GROUP, INC.

AND

KRAFT FOODS INC.

DATED AS OF MARCH 30, 2007

i

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT, dated as of March 30, 2007 (as amended and supplemented pursuant to the terms hereof, this “Agreement”), is entered into by and between Altria Group, Inc., a Virginia corporation (“Altria”), and Kraft Foods Inc., a Virginia corporation (“Kraft”).

W I T N E S S E T H:

WHEREAS, Altria and Kraft have entered into a Distribution Agreement, dated as of January 31, 2007 (the “Distribution Agreement”), providing for, among other things, the distribution by Altria of its entire ownership interest in Kraft through a pro-rata distribution of all of the outstanding shares of Class A Common Stock of Kraft owned by Altria on the Distribution Date to the holders of Altria Common Stock pursuant to the terms and subject to the conditions of the Distribution Agreement (the “Distribution”); and

WHEREAS, Altria and Kraft wish to set forth their agreement as to certain matters regarding the treatment of, and the compensation and employee benefits provided to, employees of Altria and Kraft and their subsidiaries (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1          General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Adjusted Altria Option: an Altria Option as adjusted pursuant to Section 4.1 hereof.

Affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group and no officer or director of any member of either Group shall be deemed to be an Affiliate of any member of the other Group.

Altria: as defined in the preamble to this Agreement.

Altria Benefit Liabilities: as defined in Section 2.1 hereof.

Altria Common Stock: the common stock, par value $0.33 1/3 per share, of Altria.

Altria Excess Severance Payment: as defined in Section 3.1(g)(ii) hereof.

Altria Deferred Stock: a deferred stock obligation relating to Altria Common Stock granted by Altria before the Distribution Date under an Altria Performance Incentive Plan, but not including any deferred stock granted by Altria after January 1, 2007 that is held on the Distribution Date by an employee of the Altria Group.

Altria Group: Altria and the Subsidiaries of Altria other than members of the Kraft Group.

Altria Group Employee: any individual who (i), as of the close of business on the Distribution Date, is either employed by, or on a leave of absence (as defined by the personnel policies of the Altria Group) from, a member of the Altria Group; (ii) is a Former Altria Group Employee; or (iii) is or becomes an Altria Transferee.

Altria Group Plans:

(i)            the Altria Pension Plans;

(ii)           the Altria Profit-Sharing Plans;

(iii)          the Altria Welfare and Other Plans; and

(iv)          the Altria Performance Incentive Plans.

Altria-Kraft Option: an option to acquire Class A Common Stock, granted by Altria, as of June 12, 2001.

Altria Option: an option to acquire Altria Common Stock granted by Altria under an Altria Performance Incentive Plan before the Distribution Date.

Altria Pension Plans: any of the Retirement Plan for Salaried Employees, the Retirement Plan for Hourly Employees, the Benefit Equalization Plan, the Supplemental Management Employees’ Retirement Plan and any other qualified or non-qualified defined benefit plan or program that is identified by Altria before the Distribution Date as providing retirement income to Altria Group Employees, all as in effect as of the time relevant to the applicable provisions of this Agreement.

Altria Performance Incentive Plans: any of the 1992 Incentive Compensation and Stock Option Plan, the 1997 Performance Incentive Plan, the 2000 Performance Incentive Plan or the 2005 Performance Incentive Plan, or any stock-based or other incentive plan for Altria Group Employees that is identified by Altria before the Distribution Date, all as in effect as of the time relevant to the applicable provisions of this Agreement.

Altria Post-Adjustment Price: the difference between (i) the Altria Pre-Adjustment Price and (ii) the Kraft Price multiplied by the Distribution Ratio.

Altria Pre-Adjustment Price: the closing price of Altria Common Stock on the NYSE on the Distribution Date (as traded on the “regular way” market).

Altria Profit-Sharing Plan: any of the Deferred Profit-Sharing Plan for Salaried Employees, the Deferred Profit-Sharing Plan for Tobacco Workers, the Deferred Profit-Sharing Plan for Craft Employees, the Benefit Equalization Plan, the Supplemental Management Employees’ Retirement Plan and any other qualified or non-qualified defined contribution plan or program for Altria Group Employees that is identified by Altria before the Distribution Date, all as in effect as of the time relevant to the applicable provisions of this Agreement.

Altria Restricted Stock: restricted Altria Common Stock granted by Altria before the Distribution Date under an Altria Performance Incentive Plan.

Altria Stock Fund: as defined in Section 5.1(a) hereof.

Altria Transferee: as defined in Section 3.2 hereof.

Altria Welfare and Other Plans: any plan, fund or program that provides health, medical, surgical, hospital or dental care or other welfare benefits or benefits in the event of sickness, accident or disability, or death benefits to Altria Group Employees, all as in effect as of the time relevant to the applicable provisions of this Agreement.

Arbitration Act: the United States Arbitration Act, 9 U.S.C. §§ 1-16, as the same may be amended from time to time.

Assumed Altria Pension Plan Liability: as defined in Section 3.1(c) hereof.

Assumed Kraft Pension Plan Liability: as defined in Section 3.2(c) hereof.

Auditing Party: as defined in Section 7.3(a) hereof.

Business Day: any day other than a Saturday, a Sunday or a day on which banking institutions located in the Commonwealth of Virginia or the State of New York are authorized or obligated by law or executive order to close.

Class A Common Stock: the Class A common stock, no par value, of Kraft.

Class B Common Stock: the Class B common stock, no par value, of Kraft.

Code: the Internal Revenue Code of 1986, as amended.

Distribution: as defined in the recitals to this Agreement.

Distribution Date: the date on which the Distribution becomes effective.

Distribution Ratio: the fraction determined under Section 2.04(b) of the Distribution Agreement.

Equity Compensation: Altria Options, Adjusted Altria Options, Kraft Options, Altria-Kraft Options, Altria Restricted Stock, Kraft Restricted Stock, Altria Deferred Stock and Kraft Deferred Stock.

ERISA: Employee Retirement Income Security Act of 1974, as amended.

Existing Kraft Options: an option to acquire Class A Common Stock, granted by Kraft before the Distribution Date under a Kraft Performance Incentive Plan.

Existing Kraft Deferred Stock: a deferred stock obligation relating to Class A Common Stock granted by Kraft before the Distribution Date under a Kraft Performance Incentive Plan.

Existing Kraft Restricted Stock: restricted Class A Common Stock granted by Kraft before the Distribution Date under a Kraft Performance Incentive Plan.

Fair Value: the anticipated value of the Kraft Options, Adjusted Altria Options, Altria-Kraft Options or Existing Kraft Options, as applicable, determined using the Modified Black-Scholes option pricing model used by Altria and Kraft in the preparation of their most recent respective annual or quarterly financial reporting prepared before the Distribution Date. Variables used in the pricing model will be determined as follows:

Expected Life: the lesser of two and one-half years or one-half of the remaining contractual term for each option grant.

Volatility: the annualized volatilities of Altria or Kraft stock, as applicable, utilizing daily closing stock prices for the period prior to January 31, 2007 that represents the Expected Life of each option grant.

Adjusted Altria Dividend Yield: the percentage that results from dividing (i) the annualized quarterly dividend per share of Altria common stock as of the Distribution Date less the value per Altria share of annualized quarterly dividends on Kraft common stock as of the Distribution Date by (ii) the Altria Post-Adjustment Price.

Risk-Free Interest Rate: the rate available on the day before the Distribution for zero-coupon U.S. government securities with terms that approximate the Expected Life of each option grant.

Current Altria and Kraft Stock Prices: the Altria Post-Adjustment Price with respect to Altria Common Stock, and the Kraft Price with respect to Class A Common Stock.

Former Altria Group Employee: any individual who: (i) before the Distribution Date has retired from or otherwise separated from service from a member of the Altria Group; and (ii) still participates in, or otherwise receives, or is entitled to receive, benefits under, any Altria Group Plan; provided, however, that a “Former Altria Group Employee” shall not include a Kraft Transferee.

Former Kraft Group Employee: any individual who: (i) before the Distribution Date has retired from or otherwise separated from service from a member of the Kraft Group; and (ii) still participates in, or otherwise receives, or is entitled to receive, benefits under, any Kraft Group Plan; provided, however, that a “Former Kraft Group Employee” shall not include an Altria Transferee.

Governmental Authority: any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government or any other regulatory, administrative or governmental authority, including the NYSE.

Group: the Altria Group or the Kraft Group, as the context requires.

Information: all records, books, contracts, instruments, computer data and other data and information.

Initial Altria Calculation Date: as defined in Section 3.1(c) hereof.

Initial Kraft Calculation Date: as defined in Section 3.2(c) hereof.

Intrinsic Value: with respect to the relevant options, the product of (i) the number of such options and (ii) the difference between the exercise price of such options and, for Altria Options, the Altria Pre-Adjustment Price, for Altria Adjusted Options, the Altria Post-Adjustment Price, and for Kraft Options, the Kraft Price, as applicable.

Kraft: as defined in the preamble to this Agreement.

Kraft Benefit Liabilities: as defined in Section 2.2 hereof.

Kraft Common Stock: the Class A Common Stock and the Class B Common Stock.

Kraft Deferred Stock: a deferred stock obligation relating to Class A Common Stock granted by Kraft as of the Distribution Date under a Kraft Performance Incentive Plan pursuant to Section 4.4(b) hereof.

Kraft Group: Kraft and the Kraft Subsidiaries.

Kraft Group Employee: any individual who (i), as of the close of business on the Distribution Date, is either employed by, or on leave of absence (as defined by the personnel policies of the Kraft Group) from, a member of the Kraft Group; (ii) is a Former Kraft Group Employee; or (iii) is or becomes a Kraft Transferee.

Kraft Group Plans:

(i)                                     the Kraft Pension Plans;

(ii)                                  the Kraft Savings Plans;

(iii)                               the Kraft Welfare and Other Plans; and

(iv)                              the Kraft Performance Incentive Plans.

Kraft Option: an option to acquire Class A Common Stock granted by Kraft under the Kraft Performance Incentive Plan in partial substitution for the Altria Options.

Kraft Pension Plans: any of the Kraft Foods Global, Inc. Retirement Plan, the Kraft Foods Global, Inc. Hourly Retirement Plan, Kraft Foods Global, Inc. Supplemental Benefits Plan I, Kraft Foods Global, Inc. Supplemental Benefits Plan II, and any other qualified or non-qualified defined benefit plan or program that is identified by Kraft before the Distribution Date as providing retirement income to Kraft Group Employees, all as in effect as of the time relevant to the applicable provisions of this Agreement.

Kraft Performance Incentive Plans: any of the Kraft Foods Inc. 2001 Performance Incentive Plan, the Kraft Foods Inc. 2005 Performance Incentive Plan and any stock-based or other incentive plan identified by Kraft before the Distribution Date, all as in effect as of the time relevant to the applicable provisions of this Agreement.

Kraft Price: the closing price of Class A Common Stock on the NYSE on the Distribution Date.

Kraft Restricted Stock: restricted Class A Common Stock distributed as of the Distribution Date and subject to terms and conditions pursuant to Section 4.3(a) hereof.

Kraft Restricted Stock Forfeiture Value: the anticipated value of the Kraft Restricted Stock that may be forfeited by holders and returned to Kraft, determined using the Kraft Price and the forfeiture assumptions used for Statement of Financial Accounting Standards 123(R) purposes in Altria’s most recent quarterly or annual financial reporting prepared before the Distribution Date for Altria Group employees (with respect to Altria Restricted Stock held by Altria Group employees).

Kraft Savings Plans: any of the Kraft Foods Global Inc. Thrift Plan, the Kraft Foods Global, Inc. Employee TIP Plan, Kraft Canada Inc. Employee Savings Plan and any other qualified or non-qualified defined contribution plan or program for Kraft Group Employees that is identified by Kraft before the Distribution Date, all as in effect as of the time relevant to the applicable provisions of this Agreement.

Kraft Severance Payment: as defined in Section 3.1(g)(i) hereof.

Kraft Stock Fund: as defined in Section 5.1(b) hereof.

Kraft Subsidiaries: all of the Subsidiaries of Kraft.

Kraft Transferee: as defined in Section 3.1 hereof

Kraft Welfare and Other Plans: any plan, fund or program that provides health, medical, surgical, hospital or dental care or other welfare benefits or benefits in the event of sickness, accident or disability, or death benefits to Kraft Group Employees, all as in effect as of the time relevant to the applicable provisions of this Agreement.

Law: any federal, state or local statute, ordinance, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction or requirement of any Governmental Authority or any order or award of any arbitrator, now or hereafter in effect.

Liabilities: means any and all claims, debts, liabilities, assessments, guarantees, assurances, commitments, obligations, fines, penalties, damages (whether compensatory, punitive, consequential, multiple or other), losses, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, but not limited to, those arising under or in connection with any Law, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by any Governmental Authority or arbitrator, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including all costs, expenses and interest relating thereto (including, but not limited to, all expenses of investigation, all attorneys’ fees and all out-of-pocket expenses in connection with any Action or threatened Action).

Losses: with respect to any Person, all losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, including punitive damages and criminal fines and penalties, but excluding damages in respect of actual or alleged lost profits, suffered by such Person, regardless of whether any such losses, Liabilities, damages, claims, demands, judgments, settlements, costs, expenses, fines and penalties relate to or arise out of such Person’s own alleged or actual negligent, grossly negligent, reckless or intentional misconduct or the capacity in which such Person was acting.

Non-parties: as defined in Section 7.3(b) hereof.

NYSE: the New York Stock Exchange, Inc.

Option Conversion Ratio: the ratio of the pre-adjustment exercise price of the Altria Options being adjusted to the Altria Pre-Adjustment Price.

Person: an individual, a committee, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, or a government or any department or agency thereof.

Personal Data: as defined in Section 7.1 hereof.

Record Date: the close of business on the date to be determined by Altria’s Board of Directors as the record date for determining the holders of Altria Common Stock entitled to receive shares of Class A Common Stock pursuant to the Distribution.

Retained Altria Pension Plan Liability: as defined in Section 3.1(c) hereof.

Retained Kraft Pension Plan Liability: as defined in Section 3.2(c) hereof.

SABMiller Group: SABMiller PLC, a public limited company incorporated in England and Wales under the Companies Act (1985), and the Subsidiaries of SABMiller PLC.

SEC: the United States Securities and Exchange Commission.

Securities Act: the Securities Act of 1933, as amended, or any successor statute.

Securities Exchange Act: the Securities Exchange Act of 1934, as amended, or any successor statute.

Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this Agreement, (1) the Kraft Subsidiaries shall be deemed to be Subsidiaries of Kraft and (2) no member of the Kraft Group shall be deemed to be a Subsidiary of any member of the Altria Group.

1.2          References to Time. All references in this Agreement to times of the day shall be to Richmond, Virginia time, except as otherwise specifically provided herein.

ARTICLE II
GENERAL PRINCIPLES

2.1          Altria Group Employees. Except as specifically provided in this Agreement, to the exclusion of the Kraft Group, the appropriate member of the Altria Group shall continue to be responsible for and pay, perform and discharge each and every of the employment, compensation and employee benefits Liabilities relating to the Altria Group Employees that arise from employment with the Altria Group before, on or after the Distribution Date, including each and every Liability arising under an Altria Group Plan or assumed pursuant to the terms of this Agreement (collectively, the “Altria Benefit Liabilities”).

2.2          Kraft Group Employees. Except as specifically provided in this Agreement, to the exclusion of the Altria Group, the appropriate member of the Kraft Group shall continue to be responsible for and pay, perform and discharge each and every of the employment, compensation and employee benefits Liabilities relating to Kraft

Group Employees that arise from employment with the Kraft Group before, on or after the Distribution Date, including each and every Liability arising under a Kraft Group Plan or assumed pursuant to the terms of this Agreement (collectively, the “Kraft Benefit Liabilities”).

ARTICLE III
EMPLOYEE TRANSFERS

3.1          Kraft Transferees. The following principles shall apply to any employee of a member of the Altria Group who has transferred or will transfer employment to a member of the Kraft Group on or prior to September 30, 2007 (each, a “Kraft Transferee”). Except as specifically noted in this Agreement or as otherwise agreed in writing by the parties, each Kraft Transferee will become, or continue to be, eligible upon transfer for the rights and benefits of similarly situated Kraft Group Employees.

(a)           Credit. No later than as of the Distribution Date, each Kraft Group Plan shall provide that each Kraft Transferee shall be credited with eligibility and vesting service that is not less than the eligibility and vesting service that the Kraft Transferee had earned under the comparable or equivalent Altria Group Plan, including periods of service with the Altria Group prior to December 1, 1988; provided, however, that in no event shall a member of the Kraft Group be required to provide any service credit to any Kraft Transferee to the extent that the provision of such credit would result in the payment of any duplicate benefits except as may arise by application of Section 3.1(c) hereof.

(b)           Amendments. No member of the Kraft Group shall cause any amendments to be made to the Kraft Group Plans or any policies regarding the Kraft Group Plans to be implemented that have the direct or indirect effect of treating the Kraft Transferees less favorably than the other Kraft Group Employees similarly situated in seniority and job responsibilities.

(c)           Pension Benefits. No transfer of assets between the Kraft Group Plans and Altria Group Plans shall be needed in order to effectuate the purpose of this Section 3.1(c).

Each Kraft Transferee shall remain entitled to all benefits under the appropriate Altria Pension Plan to which he or she is or would be entitled if he or she had separated from service with the Altria Group as of the later of (i) the date of his or her transfer to the Kraft Group or (ii) the Distribution Date (the later of which is referred to herein as the “Initial Altria Calculation Date”), and the appropriate Altria Pension Plan shall retain all Liability for such benefits (each, a “Retained Altria Pension Plan Liability”). For purposes of calculating benefits under this Section 3.1(c), the Retained Altria Pension Plan Liability and the Assumed Altria Pension Plan Liability of any Kraft Transferee who has received target payments from Altria and accordingly did not participate in non-qualified Altria Pension Plans for periods after December 31, 2004, and before the Initial Altria Calculation Date shall be calculated as if he or she participated in such Plans with respect to such periods. A Kraft Transferee shall be considered as separated from the service of the Altria Group as of the Initial Altria Calculation Date and may elect to commence receiving his or her benefit in accordance with the terms of the applicable Altria Pension Plan and any individual agreements that alter such terms.

The appropriate Kraft Pension Plan will also assume the Retained Altria Pension Plan Liability with respect to each Kraft Transferee (whether or not vested) to the Initial Altria Calculation Date (as to each Kraft Transferee an “Assumed Altria Pension Plan Liability”) subject to the offset described later in this paragraph. As of such date, the Assumed Altria Pension Plan Liability should be equal to the Retained Altria Pension Plan Liability. The appropriate Kraft Pension Plan is not required to credit the Kraft Transferee with benefit service in determining the Assumed Altria Pension Plan Liability for periods of employment with the Kraft Group on and after the Initial Altria Calculation Date, but shall credit the Kraft Transferee with vesting and eligibility service on and after such date for purposes of determining whether the Kraft Transferee’s Assumed Altria Pension Plan Liability is vested and whether the Kraft Transferee has completed the requisite years of service in order to be eligible for an early retirement benefit and accompanying early retirement subsidies (which must be no less favorable than the eligibility requirements and other terms of the Altria Pension Plan in which the Kraft Transferee participated on his or her date of transfer) with respect to the Assumed Altria Pension Plan Liability. In computing the benefit determined pursuant to the Assumed Altria Pension Plan Liability (and determined in accordance with the applicable Altria Pension Plan) as of any date, the Kraft Pension Plan shall use the same methodology as the relevant Altria Pension Plan (as in effect on the Distribution Date) in determining the Kraft Transferee’s “five-year average compensation” and “social security integration level” (as such terms are defined in the Altria Pension Plan) as of the Kraft Transferee’s retirement or other separation from service of the Kraft Group, but taking into account compensation paid by the Kraft Group through the date of the Kraft Transferee’s retirement or other separation from service. The benefit determined pursuant to the Assumed Altria Pension Plan Liability, as adjusted pursuant to the provisions of the preceding two sentences and payable from the appropriate Kraft Pension Plan shall be offset by the benefit determined pursuant to the Retained Altria Pension Plan Liability (and determined in accordance with the applicable Altria Pension Plan) payable from the relevant Altria Pension Plan as of the age at which the offset is applied. The early or late retirement factors used to determine the amount of the Retained Altria Pension Plan Liability that will be used as an offset to the Assumed Altria Pension Plan Liability shall be based on the entitlement of the Kraft Transferee as of the Initial Altria Calculation Date to a vested, early, full or deferred retirement allowance, as applicable, under the appropriate Altria Pension Plan.

Altria will calculate and notify Kraft in writing of the amount of the Retained Altria Pension Plan Liability for each Kraft Transferee as soon as practicable following the Distribution Date.

These principles shall remain in effect so long as the Kraft Transferee continues to be employed by a member of the Kraft Group irrespective of whether or when the Kraft Transferee elects to begin receiving a benefit under an Altria Pension Plan.

(d)           Non-qualified Deferred Compensation.

As soon as practicable following the Initial Altria Calculation Date, Altria will cause the appropriate member of the Altria Group to pay to each Kraft Transferee in cash the full amount of any non-qualified deferred compensation account or accounts under any Altria Pension Plan or Altria Profit-Sharing Plan held by such Kraft Transferee or as otherwise required by the terms of the applicable non-qualified deferred compensation plan or by individual agreements; provided, however, that such payments may be deferred to the extent doing so is, in the judgment of Altria, appropriate to avoid potential violations of Code Section 409A.

(e)           Performance Incentive Compensation.

(i)            Long Term Incentive Compensation. Each Kraft Transferee who is a participant in the 2007-2009 long-term incentive performance cycle under an Altria Performance Incentive Plan will be eligible to participate in the most similar program under the appropriate Kraft Performance Incentive Plan, without proration for any period between January 1, 2007, and the date the individual becomes a Kraft Transferee.

(ii)           Annual Incentive Compensation. Each Kraft Transferee will receive an annual incentive target under the appropriate Kraft Performance Incentive Plan that is equivalent to his or her annual incentive target under an Altria Performance Incentive Plan at the time of transfer, without proration for any period between January 1, 2007, and the date the individual becomes a Kraft Transferee.

(f)            Savings Plan. As soon as administratively practicable following the date on which the Kraft Transferee transfers and in no event later than 30 days following the date of transfer, the Kraft Transferee shall be eligible to commence participation in the appropriate Kraft Savings Plan. Any service requirements contained in such Kraft Savings Plan with respect to eligibility to participate generally or eligibility to share in any employer contributions thereunder shall be waived for the Kraft Transferee. If a Kraft Transferee is transferred to the Kraft Group in the same calendar year as the Distribution Date and would otherwise be eligible for a company contribution (within the meaning of the Altria Profit-Sharing Plan) for that calendar year, the appropriate member of the Altria Group will contribute to each such Kraft Transferee’s account in the appropriate Altria Profit-Sharing Plan the pro-rated amount of any employer contribution to which the Kraft Transferee is entitled based on his compensation (as defined in the Altria Profit-Sharing Plan) received from a Participating Company (as defined in the Altria Profit-Sharing Plan) through the date of transfer and irrespective of whether such Kraft Transferee is employed by the Kraft Group on the last day of the calendar year in which he transferred. Any Kraft Transferee who has an outstanding loan from an Altria Profit-Sharing Plan as of the Initial Altria Calculation Date may continue to repay such loan in accordance with the terms of such Altria Profit-Sharing Plan.

(g)           Severance. Each Kraft Transferee who is involuntarily separated from a member of the Kraft Group within two years after his or her transfer date (each such two year period, a “Protection Period”), shall be eligible to receive a payment equal to the sum of:

(i)                                     any severance or other amounts payable by such member of the Kraft Group to such Kraft Transferee, which severance or other amount shall be no less than that paid to any employee of that member similarly situated in age, seniority or job responsibility (each, a “Kraft Severance Payment”); and

(ii)                                  the excess, if any, of: (A) any severance or other amounts that would have been payable by the member of the Altria Group from which the Kraft Transferee transferred if the Kraft Transferee had remained in the employ of such member of the Altria Group through the date of his or her involuntary separation (determined based on the Altria workforce reduction practices in effect on the date of the involuntary separation, which practices shall in no event be less favorable than the practices in effect on the date of transfer); over (B) the Kraft Severance Payment (each, an “Altria Excess Severance Payment”);

provided that a Kraft Transferee shall not be entitled to any benefit under this Section 3.1(g) if: (A) the Kraft Transferee is involuntarily separated because of misconduct or violation of any Kraft Group policy or procedure as determined by the appropriate member of the Kraft Group; or (B) the Kraft Transferee voluntarily terminates his or her employment with a member of the Kraft Group.

The member of the Kraft Group from which the Kraft Transferee is involuntarily separated shall be solely responsible for the payment of the Kraft Severance Payment. The member of the Altria Group from which the Kraft Transferee transferred shall be solely responsible for the payment of the Altria Excess Severance Payment. Kraft will calculate and notify Altria in writing of the amount of the Kraft Severance Payment and Altria will calculate and notify Kraft in writing of the amount of the Altria Excess Severance Payment as soon as practicable following such Kraft Transferee’s involuntary termination. In order to receive the payment of his or her Altria Excess Severance Payment the Kraft Transferee must execute a general release agreement provided by Altria.

(h)           Retiree Medical Benefits. Any salaried Kraft Transferee who has an aggregate of five years of service with a member of the Altria Group and the Kraft Group and becomes eligible for a severance payment pursuant to subsection (g) of this Section 3.1 and attains his or her fiftieth birthday before the end of the period of time for which he or she is entitled to receive severance payments, shall also be eligible to receive retiree medical benefits under the Kraft Foods Salaried Retiree Medical Plan upon retirement or other separation from service from the Kraft Group.

(i)            Welfare and Other Plans. Kraft Transferees will be entitled to participate immediately upon transfer in the Kraft Welfare and Other Plans in accordance with the Altria-Kraft practices in effect as of the Distribution Date.

3.2          Altria Transferees. The following principles shall apply to any employee of a member of the Kraft Group who has transferred or will transfer employment to a member of the Altria Group on or prior to September 30, 2007 (each, an “Altria Transferee”). Except as specifically noted in this Agreement as otherwise agreed in writing by the parties, each Altria Transferee will become, or continue to be, eligible upon transfer for the rights and benefits of similarly situated Altria Group Employees.

(a)           Credit. No later than as of the Distribution Date, each Altria Group Plan shall provide that each Altria Transferee shall be credited with eligibility and vesting service that is not less than the eligibility and vesting service that the Altria Transferee had earned under the comparable or equivalent Kraft Group Plan, including periods of service with the Kraft Group prior to December 1, 1988, but subject to the terms and limitations on the crediting of such service of the Altria Pension Plan in effect on the date of the execution of this Agreement; provided, however, that in no event shall a member of the Altria Group be required to provide any service credit to any Altria Transferee to the extent that the provision of such credit would result in the payment of any duplicate benefits except as expressly set forth in Section 3.2(c) hereof.

(b)           Amendments. No member of the Altria Group shall cause any amendments to be made to the Altria Group Plans or any policies regarding the Altria Group Plans to be implemented that have the direct or indirect effect of treating the Altria Transferees less favorably than the other Altria Group Employees similarly situated in seniority and job responsibilities.

(c)           Pension Benefits. No transfer of assets between the Altria Group Plans and Kraft Group Plans shall be needed in order to effectuate the purpose of this Section 3.2(c)

Each Altria Transferee shall remain entitled to all benefits under the appropriate Kraft Pension Plan to which he or she is or would be entitled if he or she had separated from service with the Kraft Group as of the later of (i) the date of his or her transfer to the Altria Group or (ii) the Distribution Date (the later of which is referred to herein as the “Initial Kraft Calculation Date”), and the appropriate Kraft Pension Plan shall retain all Liability for such benefits (each, a “Retained Kraft Pension Plan Liability”). An Altria Transferee shall be considered as separated from the service of the Kraft Group as of the Initial Kraft Calculation Date and may elect to commence receiving his or her benefit in accordance with the terms of the applicable Kraft Pension Plan and any individual agreements that alter such terms.

The appropriate Altria Pension Plan will also assume the Retained Kraft Pension Plan Liability with respect to each Altria Transferee (whether or not vested) to the Initial Kraft Calculation Date, (as to each Altria Transferee an “Assumed Kraft Pension Plan Liability”), subject to the offset described later in this paragraph. As of such date, the

Assumed Kraft Pension Plan Liability should be equal to the Retained Kraft Pension Plan Liability. The appropriate Altria Pension Plan is not required to credit the Altria Transferee with benefit service in determining the Assumed Kraft Pension Plan Liability for periods of employment with the Altria Group on and after the Initial Kraft Calculation Date, but shall credit the Altria Transferee with vesting and eligibility service on and after such date for purposes of determining whether the Altria Transferee’s Assumed Kraft Pension Plan Liability is vested and whether the Altria Transferee has completed the requisite years of service in order to be eligible for an early retirement benefit and accompanying early retirement subsidies (which must be no less favorable than the eligibility requirements and other terms of the Kraft Pension Plan in which the Altria Transferee participated on his or her date of transfer) with respect to the Assumed Kraft Pension Plan Liability. In computing the benefit determined pursuant to the Assumed Kraft Pension Plan Liability (as determined in accordance with the applicable Kraft Pension Plan) as of any date, the Altria Pension Plan shall use the same methodology as the relevant Kraft Pension Plan (as in effect on the Distribution Date) in determining the Altria Transferee’s “final average pay” and “social security integration level/covered compensation” (as such terms are defined in the Kraft Pension Plan) as of the Kraft Transferee’s retirement or other separation from service from the Altria Group, but taking into account compensation paid by the Altria Group through the date of the Altria Transferee’s retirement or other separation from service. The benefit determined pursuant to the Assumed Kraft Pension Plan Liability, as adjusted pursuant to the provisions of the preceding two sentences and payable from the appropriate Altria Pension Plan shall be offset by the benefit determined pursuant to the Retained Kraft Pension Plan Liability (as determined in accordance with the applicable Kraft Pension Plan) payable from the relevant Kraft Pension Plan as of the age at which the offset is applied. The early or late retirement factors used to determine the amount of the Retained Kraft Pension Plan Liability that will be used as an offset to the Assumed Kraft Pension Plan Liability shall be based on the entitlement of the Altria Transferee as of the Initial Kraft Calculation Date to a vested, early, full or deferred retirement benefit, as applicable, under the appropriate Kraft Pension Plan.

Kraft will calculate and notify Altria in writing of the amount of the Retained Kraft Pension Plan Liability for each Altria Transferee as soon as practicable following the Distribution Date.

These principles shall remain in effect so long as the Altria Transferee continues to be employed by a member of the Altria Group irrespective of whether or when the Altria Transferee elects to begin receiving a benefit under a Kraft Pension Plan.

(d)           General Foods Management Performance Awards Plan.

As soon as practicable following each Altria Transferee’s Initial Kraft Calculation Date, Kraft will cause the appropriate member of the Kraft Group to pay to such Altria Transferee in cash the full amount of any non-qualified deferred compensation account or accounts under the terms of the General Foods Management Performance Awards Plan held by such Altria Transferee.

(e)           Performance Incentive Compensation.

(i)            Long Term Incentive Compensation. Each Altria Transferee who is a participant in the 2007-2009 long-term incentive performance cycle under a Kraft Performance Incentive Plan will be eligible to participate in the most similar program under the appropriate Altria Performance Incentive Plan without proration for any period between January 1, 2007, and the date the individual becomes an Altria Transferee.

(ii)           Annual Incentive Compensation. Each Altria Transferee will receive an annual incentive target under the appropriate Altria Performance Incentive Plan that is equivalent to his or her annual incentive target under a Kraft Performance Incentive Plan at the time of transfer without proration for any period between January 1, 2007, and the date the individual becomes an Altria Transferee.

(f)            Profit-Sharing Plan. As soon as administratively practicable following the date on which the Altria Transferee transfers, the Altria Transferee shall be eligible to commence participation in the appropriate Altria Profit-Sharing Plan. Any service requirements contained in such Altria Profit-Sharing Plan with respect to eligibility to participate generally or eligibility to share in any employer contributions thereunder shall be waived for the Altria Transferee. Any Altria Transferee who has an outstanding loan from a Kraft Savings Plan as of the Initial Kraft Calculation Date may continue to repay such loan in accordance with the terms of such Kraft Savings Plan.

(g)           Severance. Each Altria Transferee who is involuntarily separated from a member of the Altria Group shall be eligible to receive a payment equal to any severance or other amounts payable by such member of the Altria Group to such Altria Transferee, which severance or other amount shall be no less than that paid to any employee of that member similarly situated in age, seniority or job responsibility.

The member of the Altria Group from which the Altria Transferee is involuntarily separated shall be solely responsible for the payment of such amounts.

(h)           Welfare and Other Plans. Altria Transferees will be entitled to participate immediately upon transfer in the Altria Welfare and Other Plans in accordance with Altria-Kraft practices in effect as of the Distribution Date.

ARTICLE IV
EQUITY COMPENSATION

4.1          Altria Options.

(a)           Adjustment Methodology. Each Altria Option shall be adjusted in the manner described below, effective as of the time of the Distribution, so that each Altria Option holder shall hold Adjusted Altria Options and Kraft Options in lieu of the Altria Options previously held. The following procedure shall be applied to each grant of Altria Options with the same grant date and exercise price held by each Altria Option holder. For the avoidance of doubt, the term “exercise price” refers to the amount payable by an option holder in order to acquire shares pursuant to a stock option award.

(i)            The Adjusted Altria Options shall have an exercise price equal to the Altria Post-Adjustment Price multiplied by the Option Conversion Ratio. The number of Adjusted Altria Options shall equal the number of Altria Options.

(ii)           The Kraft Options shall have an exercise price equal to the Kraft Price multiplied by the Option Conversion Ratio. The number of Kraft Options shall equal the number of Altria Options multiplied by the Distribution Ratio, rounded down to the nearest whole option. If the resulting aggregate Intrinsic Value of the Adjusted Altria Options and Kraft Options is less than the Intrinsic Value of the Altria Options, then the difference shall be paid to the option holder in cash as soon as practicable following the Distribution Date. If the resulting aggregate Intrinsic Value of the Adjusted Altria Options and Kraft Options is greater than the Intrinsic Value of the Altria Options, then the number of Kraft Options shall be reduced until the aggregate Intrinsic Value of the Adjusted Altria Options and Kraft Options is less than or equal to the Intrinsic Value of the Altria Options, and any difference shall be paid to the option holder in cash as soon as practicable following the Distribution Date. Notwithstanding the foregoing, if the Intrinsic Value of the Altria Options is negative, only the first two sentences of this Section 4.1(a)(ii) shall be applied. The cash payment described above shall be made by Altria to individuals who are Altria Group employees on the Distribution Date (or individuals no longer performing services for the Altria Group or the Kraft Group but whose last employment was with the Altria Group), and by Kraft to individuals who are Kraft Group employees on the Distribution Date (or individuals no longer performing services for the Altria Group or the Kraft Group but whose last employment was with the Kraft Group).

(iii)          The calculation described in the preceding sentence shall be applied using the rounding conventions determined by Altria to carry out the purpose of this Section 4.1.

(b)           Issuing Entity and Settlement. Altria will adjust the exercise price of the Altria Options to become Adjusted Altria Options pursuant to the Altria Performance Incentive Plan. After the Distribution Date, Adjusted Altria Options, regardless of by whom held, shall be settled by Altria pursuant to the Altria Performance Incentive Plan. Kraft will issue the Kraft Options pursuant to the Kraft Performance Incentive Plan. After the Distribution Date, Kraft Options, regardless of by whom held, shall be settled by Kraft pursuant to the Kraft Performance Incentive Plan.

(c)           Option Agreement Terms. The Adjusted Altria Options and the Kraft Options shall have terms that are substantially identical to the terms of the Altria Options, provided, however, that (i) the options shall not permit further Executive Ownership Stock Options to be granted on or after the Distribution Date, (ii) the options shall provide that individuals who are employees of the Kraft Group shall continue while employed by the Kraft Group to be treated as employees of an Altria affiliate solely for purposes of determining the exercise period under the option agreements, provided, however, that this treatment shall apply only to individuals who are employees of the Kraft Group on the Distribution Date or who are Kraft Transferees, and (iii) the Kraft Options shall refer to both Kraft and Altria as appropriate to effectuate the intent of this Section 4.1 including references to the Altria disability and retirement plans. Furthermore, individuals who are employees of the SABMiller Group shall be treated as employees of an Altria affiliate for purposes of determining the exercise period under the Adjusted Altria Options and Kraft Options.

(d)           Consideration. As soon as practicable following the Distribution Date, Altria shall pay to Kraft the Fair Value of the Kraft Options held by individuals who are Altria Group employees on the Distribution Date (or individuals no longer performing services for the Altria Group or the Kraft Group but whose last employment was with the Altria Group) and Kraft shall pay to Altria the Fair Value of the Adjusted Altria Options held by individuals who are Kraft Group employees on the Distribution Date (or individuals no longer performing services for the Altria Group or the Kraft Group but whose last employment was with the Kraft Group). The parties shall settle the obligations of the preceding sentence in cash on a net basis such that the party required to pay the greater amount to the other shall pay the difference between the two amounts to the other.

4.2          Kraft Options Issued by Altria. Kraft has agreed to purchase from Altria, at a time mutually agreed between the parties but no later than three Business Days before the Record Date, the Class A Common Stock held by Altria in connection with the Altria-Kraft Options. Altria has sold and Kraft has purchased such shares at a per-share price equal to the average of the high and low trading price of Class A Common Stock on the NYSE on the day before day of the purchase. Effective as of the date of such purchase, holders of the Altria-Kraft Options became entitled to receive from Altria upon exercise of such options cash in the amount equal to the difference between the exercise price of such options and the then-current fair market value of Class A Common Stock determined pursuant to the terms of such options. As soon as practicable following the Distribution Date, Kraft shall pay to Altria the Fair Value of the Altria-Kraft Options held by individuals who are Kraft Group employees on the Distribution Date (or individuals no longer performing services for the Altria Group or the Kraft Group but whose last employment was with the Kraft Group).

4.3          Restricted Stock.

(a)           Adjustment. Pursuant to the Distribution, each holder of Altria Restricted Stock will receive from Altria as of the time of the Distribution shares of Class A Common Stock in the same manner and based on the same ratio as other shareholders of Altria Common Stock. Such Class A Common Stock shall be subject to the same vesting requirements and dates and other terms and conditions as the Altria Restricted Stock to which it relates (including the right to receive all dividends or other distributions paid on Class A Common Stock); provided that any fractional shares of Kraft Restricted Stock shall be paid to the holder by Altria in cash as soon as practicable following the Distribution Date in accordance with the Distribution Agreement.

(b)           Restricted Stock Agreement Terms. The Kraft Restricted Stock shall have terms that are substantially identical to the terms of the Altria Restricted Stock, provided, however, that (i) the Altria Restricted Stock and the Kraft Restricted Stock shall provide that individuals who are employees of the Kraft Group shall continue to be treated as employees of an Altria affiliate for purposes of continued vesting in the restricted stock, provided, however, that this treatment shall apply only to individuals who are employees of the Kraft Group on the Distribution Date or who are Kraft Transferees; and (ii) the Kraft Restricted Stock shall refer to both Kraft and Altria as appropriate to effectuate the intent of this Section 4.3.

(c)           Forfeiture of Kraft Stock and Consideration. If a holder of Kraft Restricted Stock forfeits such stock under the terms of the Kraft Restricted Stock, the forfeited stock shall be returned to Kraft, not Altria. In consideration of the anticipated receipt of such forfeitures, Kraft shall pay in cash to Altria as soon as practicable following the Distribution Date the Kraft Restricted Stock Forfeiture Value attributable to Kraft Restricted Stock held by individuals who are Altria Group employees on the Distribution Date. In addition, Kraft shall pay in cash to Altria as soon as practicable following the Distribution Date the value of the Altria Restricted Stock held by the Kraft Group employees on the Distribution Date. The value of the Altria Restricted Stock shall be equal to the Altria Pre-Adjustment Price of the underlying Altria shares, reduced by assumed forfeitures based on the assumptions used for Statement of Financial Accounting Standards 123(R) purposes in Altria’s most recent quarterly or annual financial reporting prepared before the Distribution Date for forfeitures by Kraft Group employees (with respect to Kraft restricted stock held by Kraft Group employees).

4.4          Deferred Stock.

(a)           Adjustment. Effective at the time of the Distribution, each holder of Altria Deferred Stock shall receive a number of Kraft Deferred Stock shares equal to the number of Altria Deferred Stock shares held by such individual multiplied by the Distribution Ratio. Any fractional shares of Kraft Deferred Stock shall be paid to such individual in cash as soon as practicable following the Distribution Date; provided, however, that with respect to any individual (i) who is subject to U.S. federal income tax on the deferred stock and (ii) who has attained normal retirement age (within the meaning of the Altria Deferred Stock agreement) or who will attain normal retirement age before the Altria and Kraft Deferred Stock becomes payable (and any other individual who holds Deferred Stock that is subject to Code Section 409A), any fractional shares of Kraft Deferred Stock shall instead be rounded up to a whole share of Kraft Deferred Stock. The cash payment described above shall be made by Altria to individuals who are Altria Group employees on the Distribution Date, and by Kraft to individuals who are Kraft Group employees on the Distribution Date.

(b)           Issuing Entity and Settlement. After the Distribution Date, Altria shall be responsible for any cash payments in lieu of dividends required pursuant to the terms of the Altria Deferred Stock, and such Altria Deferred Stock, regardless of by whom held, shall be settled by Altria pursuant to the Altria Performance Incentive Plan. Kraft will issue Kraft Deferred Stock pursuant to the Kraft Performance Incentive Plan. After the Distribution Date, Kraft shall be responsible for any cash payments in lieu of dividends required pursuant to the terms of the Kraft Deferred Stock, and such deferred stock, regardless of by whom held, shall be settled by Kraft pursuant to the Kraft Performance Incentive Plan.

(c)           Deferred Stock Agreement Terms. The Kraft Deferred Stock shall have terms that are substantially identical to the terms of the Altria Deferred Stock, provided, however, that (i) the Altria Deferred Stock and the Kraft Deferred Stock shall provide that individuals who are employees of the Kraft Group shall continue to be treated as employees of an Altria affiliate for purposes of continued vesting in the deferred stock, provided, however, that this treatment shall apply only to individuals who are employees of the Kraft Group on the Distribution Date or who are Kraft Transferees, and (ii) the Kraft Deferred Stock shall refer to both Kraft and Altria as appropriate to effectuate the intent of this Section 4.4.

(d)           Consideration. As soon as practicable following the Distribution Date, Altria shall pay to Kraft the value of the Kraft Deferred Stock held by individuals who are Altria Group employees on the Distribution Date and Kraft shall pay to Altria the value of the Altria Deferred Stock held by Kraft Group employees. The parties shall settle the obligations of the preceding sentence in cash on a net basis such that the party required to pay the greater amount to the other shall pay the difference between the two amounts to the other. For purposes of this Section 4.4(d), the value of the Altria Deferred Stock or Kraft Deferred Stock shall be equal to the closing price on the NYSE of the underlying Altria or Kraft shares on the Distribution Date, reduced by assumed forfeitures based on the assumptions used for Statement of Financial Accounting Standards 123(R) purposes in Altria’s most recent quarterly or annual financial reporting prepared before the Distribution Date for forfeitures by Altria Group employees (with respect to Kraft Deferred Stock held by Altria Group employees) and by Kraft Group employees (with respect to Altria Deferred Stock held by Kraft Group employees).

(e)           Taxes. Altria shall reimburse any Altria Group employee, and Kraft shall reimburse any Kraft Group employee, who becomes liable for income taxes earlier or in an amount greater than would have been the case absent the implementation of Section 4.4(a) in an amount equal to the excess of (i) any income taxes to which such employee becomes liable over (ii) the present value of such income taxes had such income taxes been paid at such time as the Altria or Kraft Deferred Stock would otherwise have been subject to income taxes, assuming, for purposes of determining present value, the same value for Deferred Stock used for purposes of clause (i) of this sentence and a discount rate equal to the weighted average discount rate used for Altria’s domestic pension plans at December 31, 2006, which was 5.9%. Any such reimbursement shall be further adjusted to hold the employee harmless from all additional taxes on the reimbursement payment itself. The amounts payable pursuant to this Section 4.4(e) shall be calculated using reasonable assumptions (in addition to those specified above) as may be determined by the third-party accounting firm or firms selected by the party responsible for the reimbursement.

4.5          Existing Kraft Equity Compensation.

(a)           Consideration. As soon as practicable following the Distribution Date, Altria shall pay to Kraft the Fair Value of the Existing Kraft Options held by individuals who transferred employment from the Kraft Group to the Altria Group before the Distribution Date. As soon as practicable following the Distribution Date, Altria shall also pay to Kraft the value of the Existing Kraft Restricted Stock and Existing Kraft Deferred Stock held by individuals who transferred employment from the Kraft Group to the Altria Group before the Distribution Date. The value of the Existing Kraft Restricted Stock and Existing Kraft Deferred Stock shall be equal to the closing price on the NYSE of the underlying Kraft shares on the Distribution Date, reduced by assumed forfeitures based on the assumptions used for Statement of Financial Accounting Standards 123(R) purposes in Altria’s most recent quarterly or annual financial reporting prepared before the Distribution Date for Altria Group employees (with respect to the relevant Altria equity compensation held by Altria Group employees).

(b)           Employment Treatment. Equity compensation issued by Kraft before the Distribution Date shall provide that individuals who are Altria Transferees shall continue while employed by Altria to be treated as employees of a member of the Kraft Group for purposes of determining the exercise period of Kraft options and continued vesting in Kraft restricted stock and deferred stock.

4.6          Other.

(a)           Administration and Withholding. Altria and Kraft agree that UBS Financial Services Inc. shall be the administrator and recordkeeper for the Adjusted Altria Options, Kraft Options, Altria-Kraft Options, Altria Restricted Stock, Kraft Restricted Stock, Altria Deferred Stock, and Kraft Deferred Stock for the life of the options, restricted stock and deferred stock, unless the parties mutually agree otherwise. Altria will be responsible for all payroll taxes, withholding, and reporting with respect to Equity Compensation of Altria Group employees (or individuals no longer performing services for the Altria Group or the Kraft Group but whose last employment was with the Altria Group). Kraft will be responsible for all payroll taxes, withholding, and reporting with respect to Equity Compensation of Kraft Group employees (or individuals no longer performing services for the Altria Group or the Kraft Group but whose last employment was with the Kraft Group). Altria and Kraft agree to designate the other party as an agent for withholding pursuant to IRS Revenue Procedure 70-6 and to accept such designation to effectuate the intent of this Section 4.6(a). Upon the exercise of an Adjusted Altria Option, Kraft Option, or Altria-Kraft Option, the exercise price shall be remitted by the option administrator to the issuer of the option (Altria or Kraft, as applicable) and the applicable withholding shall be remitted by the option administrator to the entity (Altria or Kraft, as applicable) responsible for payroll taxes, withholding, and reporting with respect to the option. Upon vesting or payment, as applicable, of Altria and Kraft Restricted Stock and Altria and Kraft Deferred Stock, the applicable withholding shall be remitted by the administrator to the entity (Altria or Kraft, as applicable) responsible for payroll taxes, withholding, and reporting with respect to the Restricted or Deferred Stock. With respect to dividends on Kraft Restricted Stock or dividend equivalents on Kraft Deferred Stock payable by Kraft to an Altria Group employee (or to an individual no longer performing services for the Altria Group or Kraft Group but whose last employment was with the Altria Group), Kraft shall make such payments to Altria, and Altria, as an agent for Kraft, shall make such payments to its employees and former employees and shall be responsible for payroll taxes, withholding, and reporting in accordance with this Section 4.6(a). With respect to dividends on Altria Restricted Stock or dividend equivalents on Altria Deferred Stock payable by Altria to a Kraft Group employee (or to an individual no longer performing services for the Altria Group or Kraft Group but whose last employment was with the Kraft Group), Altria shall make such payments to Kraft, and Kraft, as an agent for Altria, shall make such payments to its employees and former employees and shall be responsible for payroll taxes, withholding, and reporting in accordance with this Section 4.6(a). With respect to fractional shares of Kraft Restricted Stock payable by Altria to a Kraft Group employee (or to an individual no longer performing services for the Altria Group or Kraft Group but whose last employment was with the Kraft Group), Altria shall make such payments to Kraft, and Kraft, as an agent for Altria, shall make such payments to its employees and former employees and shall be responsible for payroll taxes, withholding, and reporting in accordance with this Section 4.6(a).

(b)           Tax Deductions. With respect to the Equity Compensation held by individuals who are employees of the Altria Group at the time the Equity Compensation becomes taxable and individuals who are not employees of the Altria Group or Kraft Group at such time but were last employees of the Altria Group, Altria shall claim any federal, state, and/or local tax deductions after the Distribution Date, and Kraft shall not claim such deductions. With respect to the Equity Compensation held by individuals who are employees of the Kraft Group at the time the Equity Compensation becomes taxable and individuals who are not employees of the Altria Group or Kraft Group at such time but were last employees of the Kraft Group, Kraft shall claim any federal, state, and/or local tax deductions after the Distribution Date, and Altria shall not claim such deductions. If either Altria or Kraft determines in its reasonable judgment that there is a substantial likelihood that a tax deduction that was assigned to Altria or Kraft pursuant to this Section 4.6(b) will instead be available only to the other party (whether as a result of a determination by the Internal Revenue Service, a change in the Code or the regulations or guidance thereunder, or otherwise), it will notify the other party and both parties will negotiate in good faith to resolve the issue in accordance with the following principle: the party entitled to the deduction shall pay to the other party an amount that puts the other party in a financial position equivalent to the financial position the party would have been in had the party received the deduction as intended under this Section 4.6(b). Such amount shall be paid within 90 days of filing the last tax return necessary to make the determination described in the preceding sentence.

(c)           Intended Results; Tax Benefit. If Altria determines in its reasonable judgment that any action required under this Article IV will not achieve the intended tax, accounting and legal results, including, without limitation, the intended results under Code Section 409A and Statement of Financial Accounting Standards 123(R), then at the request of Altria, Kraft and Altria shall mutually cooperate in taking such actions as are necessary or appropriate to achieve such results, or most nearly achieve such results if the originally-intended results are not fully attainable.

(d)           Registration. Kraft shall register the Class A Common Stock relating to the Kraft Options and Kraft Deferred Stock and make any necessary filings with the appropriate governmental authorities as required under U.S. and foreign securities Laws.

ARTICLE V
SAVINGS PLANS

5.1          Maintenance of Stock Funds.

(a)           Kraft. The Kraft Savings Plans will be amended as of the Distribution Date to provide that no new amounts may be contributed to any fund in such Plans whose value is based on the value of Altria Common Stock (each, an “Altria Stock Fund”) whether through employee contribution, employer contribution, dividend payment or intra-plan transfers. Kraft further will cause the Altria Stock Fund in each of the Kraft Savings Plans to be maintained until the fiduciary for the Plan, in exercise of its obligations under applicable Law, determines that the maintenance of such Altria Stock Fund is no longer consistent with ERISA.

(b)           Altria. Each of the Altria Profit-Sharing Plans will be amended as of the Distribution Date: (A) to create a new fund whose value is based on the value of Class A Common Stock (each, a “Kraft Stock Fund”); (B) to enable the Kraft Stock Fund to receive shares of Class A Common Stock to be distributed in the Distribution on behalf of Plan participants; and (C) to provide that, following the Distribution, no new amounts may be contributed to a Kraft Stock Fund whether through employee contribution, employer contribution, dividend payment or intra-plan transfer. Altria further will cause the Kraft Stock Fund in each of the Altria Profit-Sharing Plans to be maintained until the fiduciary for the Plan, in exercise of its obligations under applicable Law, determines that the maintenance of such Kraft Stock Fund is no longer consistent with ERISA.

ARTICLE VI
ALTRIA STOCK PURCHASE PLAN

6.1          Termination of Participation. As of the Distribution Date, the Kraft Group Employees shall cease to be eligible to participate in the Altria Stock Purchase Plan, in accordance with the terms of such Plan.

ARTICLE VII
GENERAL AND ADMINISTRATIVE

7.1          Sharing of Participant Information. Altria and Kraft shall share, Altria shall cause each applicable member of the Altria Group to share, and Kraft shall cause each applicable member of the Kraft Group to share, with each other and their respective agents and vendors (without obtaining releases), all participant information necessary for the efficient and accurate administration of each of the Altria Plans and the Kraft Plans, as well as the performance of their respective obligations under this Agreement. Altria and Kraft and their respective authorized agents shall, subject to applicable Laws on confidentiality, data protection and labor, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration. All participant information shall be provided in a manner and medium that is compatible with the data processing systems of Altria as in effect as of the Distribution Date, unless otherwise agreed to by Altria and Kraft. Altria and Kraft shall ensure that they each have in place appropriate technical and organizational security measures to protect the personal data of the transferring participants (“Personal Data”). Each of Altria and Kraft shall comply fully with its obligations under applicable Laws as controller of any Personal Data and shall do all such things as may be necessary to discharge such obligations.

7.2          No Third-Party Beneficiaries. No provision of this Agreement or the Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Kraft Transferee, any Altria Transferee or other future, present, or former employee of Altria, a member of the Altria Group, Kraft or a member of the Kraft Group under any Altria Group Plan or Kraft Group Plan or otherwise. Without limiting the generality of the foregoing: (i) except as expressly provided in this Agreement, nothing in this Agreement shall preclude Kraft or any member of the Kraft Group, at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Kraft Group Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Kraft Group Plan; and (ii) except as expressly provided in this Agreement, nothing in this Agreement shall preclude Altria or any member of the Altria Group, at any time after the Distribution modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Altria Group Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Altria Plan. In no event shall any provision of this Agreement be deemed to amend any Altria Group Plan or Kraft Group Plan.

7.3          Audit Rights with Respect to Information Provided.

(a)           Each of Altria and Kraft, and their duly authorized representatives, shall have the right to conduct audits with respect to all information provided to it by the other party. The party conducting the audit (the “Auditing Party”) shall have the sole discretion to determine the procedures and guidelines for conducting audits and the selection of audit representatives under this Section 7.3(a). The Auditing Party shall have the right to make copies of any records at its expense, subject to the confidentiality provisions set forth in the Distribution Agreement, which are incorporated by reference herein. The party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within five business days after receiving such draft.

(b)           The Auditing Party’s audit rights under this Section 7.3(b) shall include the right to audit, or participate in an audit facilitated by the party being audited, of any Subsidiaries and Affiliates of the party being audited and of any benefit providers and third parties with whom the party being audited has a relationship, or agents of such party, to the extent any such persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

7.4          Fiduciary Matters. Altria and Kraft each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities.

7.5          Collective Bargaining. To the extent any provision of this Agreement is contrary to the provisions of any collective bargaining agreement to which Altria or Kraft or their respective Affiliates is a party, the terms of such collective bargaining agreement shall prevail. Should any provisions of this Agreement be deemed to relate to a topic determined by an appropriate authority to be a mandatory subject of collective bargaining, Altria or Kraft may be obligated to bargain with the union representing affected employees concerning those subjects.

7.6          Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or a union) and such consent is withheld, Altria and Kraft shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Altria and Kraft shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “reasonable best efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or Liability or the waiver of any right.

ARTICLE VIII
INDEMNIFICATION

8.1          Indemnification. All Liabilities retained or assumed by or allocated to Altria or the Altria Group pursuant to this Agreement shall be deemed to be Altria Group Liabilities for purposes of Article III of the Distribution Agreement, and all Liabilities retained or assumed by or allocated to Kraft or the Kraft Group pursuant to this Agreement shall be deemed to be Kraft Group Liabilities for the purposes of Article III of the Distribution Agreement.

ARTICLE IX
MISCELLANEOUS

9.1          Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between or among the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

9.2          Affiliates. Each of Altria and Kraft shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by a member of the Altria Group or a member of the Kraft Group.

9.3          Employee Communications. Kraft will coordinate with Altria all written and electronic communications to the Kraft Group employees regarding the terms of this Employee Matters Agreement to assure that all such communications are uniform, consistent and accurate.

9.4          Incorporation of Distribution Agreement Provisions. The following provisions of the Distribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 9.4 to an “Article” or “Section” shall mean Articles or Sections of the Distribution Agreement, and, except as expressly set forth below, references in the material incorporated herein by reference shall be references to the Distribution Agreement): Article III (relating to Mutual Releases and Indemnification); Article IV (relating to certain Additional Covenants); Article V (relating to Access to Information); Article VI (relating to Dispute Resolution); and Article IX (relating to Miscellaneous).

9.5          Governing Law. To the extent not preempted by applicable federal law, this Agreement shall be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Virginia (other than the laws regarding the choice of laws and conflict of laws as to all matters), including matters of validity, construction, effect, performance and remedies provided, however, that the Arbitration Act shall govern the matter described in Article VIII.

9.6          References. Except as provided in Section 9.4 hereof, all references to Sections, Articles or Schedules contained herein mean Sections, Articles or Schedules of or to this Agreement, as the case may be, unless otherwise stated.

IN WITNESS WHEREOF, the parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

ALTRIA GROUP, INC.

By:	/s/ Louis C. Camilleri
Name:	Louis C. Camilleri
Title:	Chairman and Chief Executive Officer

KRAFT FOODS INC.

By:	/s/ Irene B. Rosenfeld
Name:	Irene B. Rosenfeld
Title:	Chief Executive Officer